ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference the 19th day of January, 2015

BETWEEN:

Science to Consumers Inc. (formerly Argan Beauty Corp.) a corporation formed and existing under the laws of the State of Nevada, and having an address at Faraday 31, Leipzig, Germany

(the "Assignee")

AND:

Science to Consumers Inc. a corporation formed and existing under the laws of the State of Nevada, and having an address at PMB 1319, 2675 W Hwy 89A Sedona, AZ 86336.

(the "Assignor")

WHEREAS:

A.                Assignor entered into License Agreement dated October 1, 2013, attached hereto as Schedule A (the "License Agreement") with Protein Genomics Inc. (the "Licensor"), wherein Assignor acquired from Licensor the rights to sell certain "Products" as defined in the Licence Agreement, (collectively the "Licensed Rights"); and

B.                The Assignor wishes to assign to the Assignee, or a subsidiary company of the Assignee, all of Assignor's right, title and interest in and to the License Agreement pursuant the terms of this assignment agreement (the "Assignment").

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

THE ASSIGNMENT AND ACCEPTANCE

1.        Assignor hereby unconditionally forever assigns and transfers to the Assignee, or a subsidiary company of the Assignee, all of Assignor’s right, title and interest in and to the License Agreement and all obligations, benefits and advantages conferred or derived therefrom exclusively for and in relation to the Territory returned to therein.

2.        In consideration for the Assignment, Burt Ensley, the current sole director and officer of the Assignee and Assignor hereby agrees to accept 2,000,000 common shares (the "Consideration Shares") in the capital stock of the Assignee.

3.        The Assignor represents and warrants to the Assignee, with the knowledge that the Assignee relies upon same in entering into this Agreement, that:

(a)      the Assignor has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, and has duly executed and delivered this Agreement which, therefore, constitutes a legal, valid and binding obligation of Assignor enforceable against Assignor in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of Assignor’s obligations hereunder does not and will not result in a breach of, default under, or conflict with any of the terms or provisions of any agreement or other instrument to which Assignor is a party or by Assignor is bound, or any statute, order, judgment or other law or ruling of any competent authority;

(b)      to the best of the Assignors’ knowledge and belief after due inquiry , except as otherwise disclosed to Assignee in writing, there are neither any adverse claims or challenges against, or to the ownership or title to, any of the Licensed Rights, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Licensed Rights or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the Licensed Rights except as provided in the License Agreement; and

(c)      the License Agreement is in good standing as at the date hereof and no default has occurred therein.

CONDITIONS SUBSEQUENT

4.           This Assignment, including its obligations shall terminate and be null and void, and the Consideration Shares shall be returned for cancellation, in the event that:

(a)      The acquisition of the Assignor by the Assignee is not completed by March 31, 2015;

(b)      In the event that the Assignee waives the condition in Section 4(a), the sales of the Products have not generated gross revenues of $250,000 within twelve months from the date hereof; or

(c)      In the event that Burt Ensley does not complete the Stock Purchase Agreement dated June 23, 2014 and Amended on January 26, 2014 with Vitaliy Gorelik by April 30, 2015.

MISCELLANEOUS

5.             The Assignor acknowledges and agrees that:

(a)      the Assignee is entitled to rely on the representations and warranties and the statements and answers of the Assignors contained in this Agreement, and the Assignors will hold harmless the Assignee from any loss or damage it may suffer as a result of the Assignors’ failure to correctly complete this Agreement;

(b)      the Assignor will indemnify and hold harmless the Assignee and, where applicable, its respective directors, officers, employees, agents, advisors and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Assignor contained herein, or in any other document furnished by the Assignor to the Assignee in connection herewith, being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor to the Assignee in connection therewith;

6.        The Assignor will at all times hereafter execute and deliver, at the request of the Assignee, all such further documents, deeds and instruments, and will do and perform all such acts as may be necessary or desirable to give full effect to the intent and meaning of this Agreement.

7.        Each of the parties to this Agreement acknowledges that such party has read this document and fully understands the terms of this Agreement, and acknowledges that this Agreement has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so

8.        This Agreement will enure to the benefit of the Assignee and its successors and assigns, and will be binding upon the Assignors and their successors and assigns.

9.        This Agreement will be governed by and construed in accordance with the laws in force in the State of Nevada and the parties submit to the non-exclusive jurisdiction of the courts of State of Nevada in any proceedings pertaining to the Assignment or this Agreement.

10.      This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SCIENCE TO CONSUMERS INC. (FORMERLY ARGAN BEAUTY CORP.)

SCHEDULE A

License Agreement dated October 1, 2013, between Science to Consumer Inc. and Protein Genomics Inc.

See Attached

EXCLUSIVE LICENSE AGREEMENT

This Agreement (the “Agreement”) is made this 1st day of October, 2013, by and between Science To Consumers, Inc., a Nevada Corporation with its principal place of business at 8794 Archer Avenue, Willow Springs IL 60480 (“S2C”), and Protein Genomics, Inc., a Delaware corporation with its principal place of business at PMB 1319, 2675 W Hwy 89A Sedona, AZ 86336 (“PGen”).

RECITALS

A.	S2C has significant experience and expertise in the field of Direct To Consumer Sales, Marketing and distribution of Consumer Health Care Products.

B.

PGen owns or has the exclusive right to market and sell certain consumer products, as more fully described in Exhibit A annexed hereto and made a part hereof (the “Initial Products” and, together with any New Products, as defined in Section 8 below, the “Products”).

C.

PGen desires that the Products be offered for sale by way of one or more Direct Response advertisements (the “DR Advertisements”) and other mutually agreed worldwide marketing and distribution channels, and S2C desires to produce DR Advertisements and other marketing and sales distribution materials for, and sell, the Products, all on the terms and conditions set forth below.

D.	S2C shall not be limited to DTC marketing and has the right to market and sell the products in other markets and other sales channels.

            NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

     1. S2C’s Obligations

     (a)           S2C shall create DR Advertisements for the Products, in consultation with PGen, which shall initially consist of DR print (“DR Print”) advertisements, and shall thereafter include DR TV commercials (“DRTV”) and other forms of DR Advertisements, following national rollout of S2C’s DR Print campaign for the Initial Products. The DRTV commercials may be of any length determined by S2C in its sole discretion.

     (b)           S2C shall manage all creative, testing, media buying, telemarketing, fulfillment and credit card processing relating to the sale of Products through DR Advertisements. S2C will work with PGen on appropriate publicity and home shopping opportunities for the Products. If S2C believes it necessary, the parties will work together to adjust packaging of the Products.

     (c)           S2C may, but shall not be obligated to, present buying opportunities online of the Products as part of its overall web strategy, including order acceptance, billing and collection.

     2. PGen’s Obligations

     (a)           PGen shall (1) supply finished goods inventory for the Products (“Finished Goods”); (2) provide claims substantiation with respect to each Product (including without limitation any relevant clinical data and support for claims in PGen’s current print advertising); (3) provide assistance with securing testimonials and cooperation from experts; and (4) arranging for reasonable appearances by Burt Ensley to promote PGen-derived products in DR advertising, home shopping and other channels of distribution; and (5) provide unlimited fully cleared content required by S2C to create DR Advertisements, including without limitation all necessary rights to use names, likenesses, etc. (“Content”) (6) All patent and IP are in good standing, and that PGen will aggressively defend them against potential competition and infringement. S2C shall pay PGen’s (i) reasonable costs associated with clause (3) above and (ii) standard and customary travel and meal expenses associated with clause (4) above, provided in each case that individual expenses in excess of $100 must be preapproved in writing by S2C. Burt Ensley will not be required to make home shopping appearances more than 12 times per year nor more than twice per month. Until shipment of the Products, all inventory shall be owned by PGen; thereafter it shall be owned by S2C, subject to returns in accordance with Section 10 below.

     (b)           At no additional cost to S2C, PGen shall:

     Furnish to S2C fully cleared and pre-approved clips (video and audio), marketing materials, photographs and samples of the Products for use in the DR Advertisements (the “PGen Cleared Materials”) and notify S2C in writing of any restrictions or limitations relating to the advertising, distribution and sale thereof; and

     (c)           All Products shall be manufactured in accordance with industry standards, government approvals and shall be fit for the purpose for which they are being created.

     3. Orders; Pricing

     (a)           Orders; Fulfillment. During the Term (as defined in Section 8 below), S2C shall place orders for Products with PGen on a standard purchase order that shall solely state the quantity of Products desired, the purchase price therefore, the delivery dates requested, and the shipment address. PGen shall respond in writing to all purchase orders that may be submitted by S2C to PGen confirming such order within five working days. PGen agrees to accept any order placed by S2C on such standard purchase order and in accordance with the terms of this Agreement. All orders shall be shipped DDP to such address or addresses as may be specified by S2C in the applicable purchase order.

     (b)           Purchase Price.

i.

The initial purchase price for each Initial Product is set forth on Exhibit C annexed hereto and made a part hereof. The purchase prices thereafter for each Product shall be equal to PGen’s mutually agreed upon costs for such Product (“Costs”).

ii.

PGen shall invoice S2C for the Products purchased by and delivered to S2C or its designees, and S2C will pay ½ the invoice amount upon receipt by PGen of the Purchase Order, and, within 45 days after the date any purchase order product is shipped, pay PGen the remaining ½ of the invoice amount for the Products so invoiced; provided, however, that any returns by S2C to PGen in accordance with Section 12 hereof shall be offset from the purchase price payable in respect of any purchase order and invoice in respect thereof.

     (c)           Pricing.

            The parties anticipate that the Initial Products will be marketed in a three SKU sales unit consisting of a one-month supply of a DermaLastyl-based system (e.g., (x) 1-oz. jar of DermaLastyl-B, (y) 1-month supply of DermaLastyl-E, and (z) moisturizer) for the three SKUs (collectively, a “Sales Unit”). S2C intends to test multiple price points and offers with respect to the Products, and does not presently know the retail price at which it will end up selling the Sales Unit. S2C also may, but shall not be obligated to, explore trials, sampling and lead generation campaigns in an effort to minimize customer acquisition cost and maximize customer lifetime value.

     4. Production & Test Marketing

     (a)           Commencing on the date of this Agreement S2C will produce and begin testing DR Advertisements for the Initial Products (the “Testing Period”). During the Testing Period, S2C will bear all of the costs of the test DR advertising and will invest not less than $100,000 for the initial test DR advertising, and additional sums if in S2C’s good faith determination the initial tests are successful.

     (b)           S2C will proceed with the National Roll-out if it achieves positive results from its test DR advertising during the Testing Period. At the end of the Testing Period, S2C will assume financial and managerial responsibility for public relations in connection with the Products.

     (c)           If S2C fails to roll out a national DR advertising campaign with respect to the Initial Products by the end of the Testing Period, PGen shall have the right to terminate this Agreement upon 30 days’ prior written notice with no further liability to S2C, provided, however, that any delay resulting from a failure on the part of PGen to timely furnish all materials pursuant to Sections 2(a)(1), 2(a)(2) and (5) shall not trigger PGen’s rights under this Section 4(c).

     (d)           Subsequent to successful testing, S2C and PGen may work together to modify packaging of the Products by mutual agreement.

     (e)           S2C shall determine in its sole discretion whether to market the Products individually or in any combination configuration (including continuity, boxed-set, multi-pay and single-unit), provided that the price of each individual SKU for a Product marketed in this manner is equal to the highest prevailing retail price for such Product and reflects no discount, as indicated by the current product price chart reflected on the attached Exhibit B (subject to future price reductions by PGen).

     5. Exclusive Rights. During the Term, S2C shall have exclusive worldwide rights (the “Exclusive Rights”) to all Products in the following channels: (i) DR television, (ii) home shopping, (iii) DR print, (iv) catalog, (v) Direct Mail, (vi) DR radio, (vii) outbound telemarketing; (viii) online (including eCommerce, lead generation and direct marketing) and (ix) retail.

     6. Right of First Refusal on New Products. S2C will have a Right of First Refusal on any new cosmeceutical and dermaceutical product(s) (the “New Products”) created by PGen during the Term on similar terms and conditions to those outlined in this Agreement.

     7. Term.

The initial term of this Agreement (as such term may be renewed pursuant to this Section 8(a), the “Term”) shall commence on the date of this Agreement and shall continue for a period of 5 (5) years, provided that the initial Term and any renewal Term shall automatically be renewed for additional 5 (5) year periods in the event that S2C sells at least $500 Thousand of Products per annum under the terms of this Agreement in the preceding 5-year Term.

     8. Ownership

     (a)           S2C shall own the copyright in the DR Advertisements and all other materials created by it or on its behalf hereunder.

     (b)           PGen shall own any materials contained in the Products supplied to S2C by PGen and nothing in this Agreement shall confer in S2C any right of ownership in such materials. PGen grants to S2C a exclusive, nonassignable (except to affiliated entities), nontransferable, royalty-free license, in the United States and for the Term, to the Products for use by S2C in creating the DR advertising in accordance with this Agreement.

     (c)           PGen’s trademarks, service marks, trade or company names, product and service identifications, artwork and other symbols and devices associated with the Products (“PGen’s Marks”) are and shall remain PGen’s property. PGen grants to S2C an exclusive, nonassignable, nontransferable, royalty-free license, in the Territory and for the Term, to PGen’s Marks for use by (except to affiliated entities) S2C solely in accordance with this Agreement. All uses by S2C of PGen’s Marks shall insure solely to the benefit of PGen.

     (d)           S2C’s trademarks, service markets, trade or company names, product and service identifications, artwork and other symbols and devices associated with the Products (“S2C’s Marks”) are and shall remain S2C’s property.

     9. Returns. PGen shall accept from S2C returns of units of Products and will credit S2C for 100% of the purchase price paid by S2C to PGen for those units.

     10. Insurance. Each party shall obtain and maintain, at its own expense, errors and omissions insurance covering the Products furnished by PGen to S2C hereunder, and the DR Advertisements and other advertising in respect thereof, from a recognized and qualified insurance company in the amount of at least One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) all occurrences. Each such policy will name the other party as an additional insured and shall be non-cancelable by a party except after thirty (30) days prior written notice to such other party. Each party will furnish to the other a certificate evidencing such policy as soon as possible after the execution of this Agreement, but in no event later than S2C’s commencement of production of the first DRTV Commercial for a Product.

     11. Representations and Warranties

(a)	S2C represents and warrants that:

	i.	It has the right, authority and power to enter into and fully perform its obligations under this Agreement.

ii.

To the best of S2C’s knowledge, S2C’s Marks or any use of them in accordance with this Agreement will not violate any law, infringe upon the rights of any person or entity, or other cause PGen to incur liability to any third party, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, or other proprietary, property or other right.

(b)      PGen represents and warrants that:

i.	It has the right, authority and power to enter into and fully perform its obligations under this Agreement.

ii.

It owns all right, title and interest in and to the Initial Products, and covenants that it will own all right, title and interest in and to all New Products, in each case free and clear of any liens or other encumbrances.

iii.	It has the financial wherewithal and the capacity to perform its obligations hereunder and to manufacture and ship all orders of Finished Goods during the Term.

iv.

Each Product, as well as pre-approved clips, marketing materials, photographs and samples thereof, and PGen’s Marks and the uses herein in accordance with this Agreement, does not and will not violate any law, infringe on the rights of any person or entity or otherwise cause S2C to incur liability to any third party including but not limited to infringement or misappropriation of any copyright, patent, trademark, trade secret, or other proprietary, property or other right.

     12. Indemnity

     (a)           PGen shall defend, indemnify and hold S2C and its affiliates and each of their employees, members, officers, directors, shareholders, contractors, representatives and agents harmless from and against any and all liability, loss, damage, expense, claim, or cause of action, including, without limitation, reasonable legal fees and expenses (collectively, “Claims”), arising out of or related to PGen’s material breach of any of PGen’s representations, warranties or agreements contained herein. S2C shall promptly notify PGen in writing of any such claim and promptly tender the control of the defense and settlement of any such claim to PGen at PGen’s expense; provided that failure to give prompt notice will not relieve PGen from its indemnification obligation, except to the extent of liabilities that would have been avoided had prompt notice been given. S2C will reasonably cooperate with PGen, at PGen’s expense, in defending or settling such claim, provided that PGen may not settle any claim in a manner that adversely affects S2C’s rights without S2C’s prior written consent. S2C may join in defense with counsel of its choice at its own expense.

     (b)           S2C shall defend, indemnify and hold PGen and its affiliates and each of their employees, officers, directors, shareholders, contractors, representatives and agents harmless from any and all Claims arising out of or related to S2C’s material breach of any of S2C’s representations, warranties or agreements contained herein. PGen shall promptly notify S2C in writing of any such claim and promptly tender the control of the defense and settlement of any such claim to S2C at S2C’s expense; provided that failure to give prompt notice will not relieve S2C from its indemnification obligation, except to the extent of liabilities that would have been avoided had prompt notice been given. PGen will reasonably cooperate with S2C, at S2C’s expense, in defending or settling such claim, provided that S2C may not settle any claim in a manner that adversely affects PGen’s rights without PGen’s prior written consent. PGen may join in defense with counsel of its choice at its own expense.

     13. Limitation of Liability. Except for the obligations under paragraph 13, in no event shall either party be responsible for any consequential, special or punitive damages, including, without limitation, lost revenue or profits, in any way arising out of or related to this Agreement, unless due to the gross negligence or willful misconduct of the nonaffected party.

     14. Force Majeure. Neither party shall have liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind, work slowdown or any other condition that is not reasonably foreseeable and beyond the control of either party affecting production or delivery in any manner that such party is unable to overcome through the exercise of commercially reasonable diligence (a “Force Majeure Event”). If any Force Majeure Event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event. Notwithstanding the foregoing, in the event the force majeure event continues for more than 90 days, either party may terminate this Agreement.

     15. Assignability. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, and any attempted assignment or delegation without such consent will be void, provided, however, that either party may assign its rights and obligations hereunder (i) to any affiliate or controlled subsidiary, (ii) to any entity that is the survivor of a merger of such party with or into such other entity, or (iii) to any acquiror of all or substantially all of the stock or assets of such party. Notwithstanding the foregoing, S2C may delegate the performance of certain services to third parties (including without limitation fulfillment centers), provided S2C remains responsible to PGen for the delivery of such services and (y) in the event of a Sale of PGen during the first three (3) years of this Agreement, this Agreement shall be assigned to the successor entity in such Sale. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns.

     16. Confidentiality. Each party agrees and shall cause its employees, if any, to agree to hold all Confidential Information (as hereinafter defined) in trust and confidence and, except as may be authorized by the other party in writing, shall not use any such Confidential Information for any purpose other than as expressly set forth in this Agreement or disclose any Confidential Information to any person, company or entity. As used herein, “Confidential Information” shall mean any information relating to or disclosed during the Term that is or should reasonably be understood to be confidential or proprietary to either party, including, but not limited to, data and information concerning the parties’ consumers and/or members, the material terms and conditions of this Agreement, technical processes, source code, business plans, projections, and marketing data. Notwithstanding the foregoing, information shall not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise publicly available, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party by personnel without access to the Confidential Information. The receiving party may disclose Confidential Information pursuant to the requirements of applicable law, legal process or government regulation, provided that it gives the disclosing party reasonable prior written notice to permit the disclosing party to contest such disclosure, and such disclosure is otherwise limited to the required disclosure.

     17. Termination

     (a)           Termination For Cause. Either party may terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within twenty-one (21) days after receipt of written notice of the same; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

     (b)           Effect of Termination. Upon the effective date of the termination of this Agreement under Section 18(a) above, S2C shall cease running any DR Advertisements and stop selling the Products, subject to any existing contractual obligations for media buys and sales related thereto. Within thirty (30) days of any termination or expiration of this Agreement, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

     (c)           Survival. The following provisions of this Agreement shall survive any expiration or termination hereof: Sections 2, 3, 7, 8, 9 and 9 through 22, inclusive.

     18. Publicity. Neither S2C nor PGen shall issue any public announcements regarding this Agreement or the relationship created herein without the express written consent of the other party.

     19. Dispute Resolution.

     (a)           Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 20, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Section, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

     (b)           Equitable Remedies. Although the procedures specified in this Section 20 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

     (c)           Dispute Resolution Procedures. If a dispute between the parties cannot be resolved by informal meetings and discussions within five days after commencement thereof, the dispute shall be settled by binding arbitration, and a corresponding judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party. This demand will specify the matter in dispute and request the appointment of an arbitration panel. The arbitration panel will consist of one arbitrator named by S2C, one arbitrator named by PGen and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the JAMS/Endispute Streamlined Arbitration Rules & Procedures. The site of the arbitration will be in XXX.

     20. Notices. All notices and approvals under this Agreement shall be in writing and shall be given by courier or other personal delivery, by nationally recognized overnight courier service, or by registered or certified mail at the appropriate address indicated above or at a substitute address designated by notice by the party concerned. Notices shall be deemed given (i) when delivered, if sent by courier or personally delivered, (ii) on the business day following the date sent, if sent by nationally recognized overnight courier service, or (iii) five (5) days after mailing, if sent by first class registered or certified mail, postage prepaid.

     21. Miscellaneous

     (a)           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without regard to principles of conflicts of law.

     (b)           Severability. In the event that any provision of this Agreement is found to be invalid, void or unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law.

     (c)           Relationship of Parties. S2C and PGen are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between S2C and PGen. Neither S2C nor PGen will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

     (d)           Entire Agreement. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. Any additional or different terms in any purchase order or invoice by either party shall be deemed objected to by the other party without need of further notice of objection, and shall be of no effect or in any way binding upon the other party.

     (e)           Amendments; Waivers. This Agreement may be amended, and any provision herein waived, only by a written document signed by authorized representatives of the parties. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

     (f)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Supply Agreement as of the date first written above.

SCIENCE 2 CONSUMERS INC.

By: /s/ James Janis
       James Janis, President

EXHIBIT A

INITIAL PRODUCTS

Dermalastyl B Face Cream Jar 1oz.

DermaLastyl Bx Pro Fromula 1.7 Oz

Facial Scrub 1.7 oz

Dermalastyl E-Eye serum Jar .5 oz

Wrinkle Eye Radicator Tube .5 oz.

Anti Wrinkle Aftershave

EXHIBIT B

CURRENT COST FOR INITIAL PRODUCTS

Dermalastyl B Face Cream Jar 1oz.	$2.22

DermaLastyl Bx Pro Formula 1.7 Oz	$5.59

Facial Scrub 1.7 oz	$1.37

Dermalastyl E-Eye serum Jar .5 oz	$2.67

Wrinkle Eye Radicator Tube .5 oz.	$2.67

Anti Wrinkle Aftershave	$3.77